                                                                      EXHIBIT 12

                            EQUISTAR CHEMICALS, LP

               Statement Setting Forth Detail for Computation of
                Ratio of Earnings to Fixed Charges - Unaudited

                             (Millions of Dollars)

                                                                          Six Months
                                                                             Ended
                                                                            June 30,             Years Ended December 31,
                                                                            --------        ----------------------------------
                                                                              2001            2000         1999         1998
                                                                            --------        --------     --------     --------
Income (loss) from continuing operations before
income taxes..................................................    A            $(107)          $ 153        $  32        $ 143
Fixed charges:
 Interest expense, gross......................................                    91             185          182          156
 Portion of rentals representative of interest................                    19              38           37           37
                                                                               -----           -----        -----        -----
    Total fixed charges before capitalized interest...........    B              110             223          219          193
 Capitalized interest.........................................                    --              --           --           --
                                                                               -----           -----        -----        -----
    Total fixed charges including capitalized interest........    C              110             223          219          193
                                                                               -----           -----        -----        -----
Earnings (A+B)................................................    D            $   3           $ 376        $ 251        $ 336
Ratio of earnings to fixed charges (D/C)......................                    --  (a)        1.7          1.1          1.7
                                                                               =====            =====       =====        =====

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(a)  For the six months ended June 30, 2001, earnings were insufficient to cover fixed charges by $107 million.